UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 21, 2005

First Consulting Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-23651	95-3539020
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

111 W. Ocean Blvd. 4th Floor, Long Beach, CA		90802
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code		(562) 624-5200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

In connection with the resignation of Luther J. Nussbaum as FCG’s Chairman and Chief Executive Officer, and as a director of FCG (as announced on November 4, 2005), FCG has entered into a separation agreement with Mr. Nussbaum effective November 21, 2005.  Under the agreement, Mr. Nussbaum will receive lump sum cash severance in the amount $820,250, which lump sum amount consists of: (i) $800,250, which is equivalent to 18 months of Mr. Nussbaum’s current annual base salary of $485,000 and 18 months of target DSO bonus at a 10% of base salary bonus rate; (ii) $17,000 for Mr. Nussbaum to purchase medical benefits of his choosing; and (iii) $3,000 to cover certain professional organization and social club dues for 2006.  The total lump sum payment will be less federal, state and other applicable taxes and withholdings.  In addition to cash severance, the separation agreement with Mr. Nussbaum provides for the extension of the expiration date for him to exercise his FCG stock options that are vested as of November 21, 2005.  As a result, the expiration date of Mr. Nussbaum’s vested stock options has been changed to December 31, 2006 from their original terms of 90 days from his separation date.  A total of 231,060 shares of FCG common stock are subject to the amended stock options and the stock options have exercise prices ranging from $4.58 to $12.00 per share.  In connection with the amended expiration date of Mr. Nussbaum’s vested options, FCG expects to record compensation expense in the fourth quarter of 2005 of approximately $38,500 relating to options that are in-the-money as of November 21, 2005.  The separation agreement contains a mutual non-disparagement covenant, a general release of claims in favor of FCG and certain covenants from Mr. Nussbaum of cooperation and non-solicitation of FCG clients and employees.

Attached as Exhibit 10.1 to this report is Mr. Nussbaum’s separation agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Consulting Group, Inc.

Date: November 22, 2005	By:	/s/ Michael A. Zuercher
Michael A. Zuercher
VP, General Counsel and Secretary